Exhibit 2
Dated December 4, 2007
SOLARFUN POWER HOLDINGS CO., LTD.
STOCK PURCHASE AGREEMENT
1345 Avenue of the Americas
19th Floor
New York, NY 10105
Telephone (1) 212 903 9000
Facsimile (1) 212 903 9100
Ref: L120460

Stock Purchase Agreement, dated as of December 4, 2007 (including the Schedules and Exhibits hereto, this “Agreement”), is entered into by and among;
(1)	Good Energies Investments (Jersey) Limited, a Jersey company (the “Buyer”), and

(2)	Each of the Sellers listed on Schedule (2) (each a “Seller” and, together, the “Sellers”).
Capitalized terms used herein without definition are defined in Section 1.1.
W I T N E S S E T H
Whereas:
(A)
The Sellers collectively own 141,817,645 of the issued and outstanding Ordinary Shares, par value US$0.0001 per share (the “Ordinary Shares”) and 3,810,107 of the issued and outstanding American Depository Shares, each representing Ordinary Shares (the “American Depositary Shares”), of Solarfun Power Holdings Co. Ltd., a company incorporated in the Cayman Islands (the “Company”) in such amounts as specified on Schedule (1);

(B)
Each of the Sellers wishes to sell such number of Ordinary Shares or American Depositary Shares to the Buyer as is specified on Schedule (2), and the Buyer wishes to purchase such Ordinary Shares or American Depositary Shares from the Sellers (the “Shares”), and on the terms and subject to the conditions and for the consideration described in this Agreement; and

(C)
Each of the Sellers (other than Yongfa Solar Power Investment Holding Ltd, Yongliang Solar Power Investment Holding Ltd and Forever-Brightness Investments Limited), the Buyer and the Company will, contemporaneously with execution of this Agreement, execute a shareholders agreement with respect to the Company in substantially the form set forth on Exhibit (1) (the “Shareholders Agreement”) which will become effective at Closing.

Now, Therefore, in consideration of the mutual promises and covenants set forth below and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1 Definition of Certain Terms
The following terms, as used herein, have the following meanings:
“Affiliate” of a Person means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person. “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.
“American Depositary Shares” means the issued and outstanding American Depository Shares of the Company, each representing five Ordinary Shares.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City, Hong Kong or Shanghai are authorized or required to close.
“Buyer” has the meaning given in the preamble of this Agreement.
“Cayman Regulations” means the laws in effect in the Cayman Islands with respect to the transfer of Shares.
“Closing” has the meaning given in Section 2.2.
“Closing Date” has the meaning given in Section 2.2.
“Company” has the meaning given in the recitals to this Agreement.
“Competition Approval” means any Consent of, with or to any Governmental Authority in relation to anti-competition Laws, including, inter alia, German merger control filings and approvals made or received pursuant to Section 39 et seq. Gesetz gegen Wettbewerbsbeschränkungen (“Section 39 et seq. GWB”).
“Consent” means any consent, approval, authorization, novation, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.
“Escrow Account” means the escrow account to be set up prior to payment pursuant to Section 5.2(b)(ii).
“Escrow Agent” means the escrow agent, agreeable to the parties, to be appointed prior to payment pursuant to Section 5.2(b)(ii) .
“Governmental Approval” means any Consent of, with or to any Governmental Authority.
“Governmental Authority” means any international, supranational or national government, any state, provincial, local or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the United States or a foreign nation or jurisdiction, any State of the United States or any political subdivision of any thereof, any court, tribunal or arbitrator, or any self-regulatory organization.
“Law” means any federal, state, local, foreign, international or supranational law (including common law), statute, treaty, ordinance, rule, regulation, Order, code, governmental restriction or other legally binding requirement.
“Liabilities” means any and all debts, losses, liabilities, claims, damages, fines, costs, royalties, proceedings, deficiencies or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, and any out-of-pocket costs and expenses (including attorneys’, accountants’ or other fees and expenses).
“Lien” means any mortgage, pledge, hypothecation, right of others, claim, charge, security interest, encumbrance, adverse claim or interest, easement, covenant, encroachment, servitude, option, lien, put or call right, right of first offer or refusal, voting right or other restrictions or limitations of any nature whatsoever.

“Litigation” means any action, cause of action, claim, cease and desist letter, demand, suit, proceeding, arbitration, citation, summons, subpoena or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity.
“Notice” has the meaning given in Section 8.2.
“Order” means any judgment, order, administrative order, writ, stipulation, injunction (whether permanent or temporary), award, decree or similar legal restraint of, or binding settlement having the same effect with, any Governmental Authority.
“Ordinary Shares” has the meaning given in the recitals to this Agreement.
“Person” means any natural person, firm, limited liability company, general or limited partnership, association, corporation, company, joint venture, trust, Governmental Authority or other entity.
“Purchase Price” means (x) in the case of Ordinary Shares, US$2.712 and (y) in the case of American Depositary Shares, US$13.56.
“Representatives” means, with respect to any Person, such Person’s accountants, counsel, financial and other advisers, representatives, consultants, directors, officers, employees, stockholders, partners, members and agents.
“Securities Act” has the meaning given in Section 4.4.
“Sellers” has the meaning given in the preamble of this Agreement.
“Shareholders Agreement” has the meaning set forth in the recitals of this Agreement.
“Shares” has the meaning given in the recitals of this Agreement.
Section 1.2 Headings; Table of Contents
Headings and table of contents should be ignored in constructing this Agreement.
Section 1.3 Singular, Plural, Gender
References to one gender include all genders and references to the singular include the plural and vice versa.
Section 1.4 Schedules
References to this Agreement shall include any Exhibits, Schedules and Recitals to it and references to Sections, Exhibits and Schedules are to Sections of, Exhibits to and Schedules to, this Agreement.
Section 1.5 Information
References to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.
Section 1.6 Interpretation
In this Agreement, unless the context otherwise requires, any reference to “including” or “in particular” shall be illustrative only and without limitation.

ARTICLE II
SALE AND PURCHASE OF SHARES
Section 2.1 Sale and Purchase of the Shares
On the terms and subject to the conditions hereof, at the Closing, each Seller shall sell its respective Shares to the Buyer, and the Buyer shall purchase such Shares from such Seller.
Section 2.2 Closing
The closing of the sale and purchase of the Shares (the “Closing”) shall take place at the offices of Linklaters LLP, 16th Floor Citigroup Tower, 33 Hua Yuan Shi Qiao Road, Pudong New Area, Shanghai 200120, China, at 10:00 a.m. on the date that is three (3) Business Days after the conditions set forth in Article VI have been satisfied or waived, which will be deemed to occur the date the Buyer receives notice that the filing made pursuant to Section 39 et seq. GWB has been approved, unless the Buyer or Sellers bring to the attention of the other parties that conditions set forth in Article VI have still not yet been satisfied or waived at that time (other than conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions), or on such other date as the parties may agree to in writing (the "Closing Date”). At the Closing:
(a)
each Seller shall deliver or caused to be delivered to the Buyer, or to any Affiliate of the Buyer designated by the Buyer to receive such Shares, free and clear of any Liens, the Shares set out next to its name in Schedule (2), accompanied by stock powers or other instruments of transfer complying with Cayman Regulations duly executed in blank, and bearing or accompanied by all requisite stock transfer stamps;

(b)
against satisfaction of Section 2.2(a), the Buyer shall pay or caused to be paid the applicable Purchase Price for Ordinary Shares or American Depositary Shares, as the case may be (and in so far as payment to Yonghua Solar Power Investment Holding Ltd less any amount already forwarded to the same as a refundable down payment pursuant to Section 5.2) to the respective Sellers by delivering instructions to the Escrow Agent to release the relevant funds to accounts designated by the respective Sellers at least one (1) Business Day prior to the Closing Date; and

(c)
the Sellers and the Buyer shall each deliver all other instruments, agreements, certificates and documents required to be delivered by such party on or prior to the Closing Date pursuant to this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
As of the date hereof and as of the Closing Date, each Seller, severally and not jointly with the other Sellers, represents and warrants exclusively as to himself, herself or itself to the Buyer as follows (it being understood that only Yonghua Solar Power Investment Holding Ltd. and WHF Investment Co., Ltd. make the representations in Section 3.6):
Section 3.1 Authorization; Binding Effect
(a)
Such Seller has full power and authority to execute and deliver this Agreement, to perform fully his, her or its obligations hereunder, and to consummate the transactions contemplated hereby. Such Seller has duly executed and delivered this Agreement. This Agreement constitutes legal, valid and binding obligations of such Seller enforceable against such Seller in accordance with its terms.

Section 3.2 Title to Shares
(a)
Such Seller owns beneficially and of record the number of Shares set forth beside such Seller’s name on Schedule (1) and Schedule (2) and has good and marketable title to such Shares, free and clear of all Liens.

Section 3.3 Information
Each Seller has and had access to such reports, statements and announcements publicly released or published by the Company as shall have been reasonably necessary for such Seller to be capable of evaluating the merits and risk of the transactions contemplated by this Agreement. Each Seller has such knowledge and experience in financial and business matters as to enable such Seller to make an informed decision with respect to such Seller’s sale of Shares. In connection with such sale, no Seller has requested or received from the Buyer or any of the Buyer’s Affiliates or Representatives any information or other material concerning the Company or the Shares, and is not relying on the Buyer or any of the Buyer’s Affiliates or Representatives in any respect in making its decision to make such sale.
Section 3.4 Governmental Approvals
The execution, delivery and performance by such Seller of this Agreement and the consummation of the transactions contemplated hereby does not require any Governmental Approvals.
Section 3.5 General Solicitation/General Advertising and Directed Selling Efforts
Such Seller has not offered or sold and will not offer or sell the Shares by any form of (A) general solicitation or general advertising, including but not limited to, the methods described in Rule 502(c) under the Securities Act or (B) directed selling efforts within the meaning of Rule 902 under the Securities Act.
Section 3.6 No Conflicts
The execution, delivery and performance by such Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not conflict with or result in a violation or breach of or default under (with or without the giving of notice or the lapse of time, or both) (i) the certificate of incorporation or by-laws or other organizational documents of such Seller or (ii) any contract, agreement or other instrument applicable to such Seller or any of its properties or assets, except, in the case of clause (ii), for violations and defaults that, individually and in the aggregate, have not and will not materially impair or delay the ability of such Seller to perform its obligations under this Agreement.
Section 3.7 Material Adverse Effect
Each of Yonghua Solar Power Investment Holding Ltd. and WHF Investment Co., Ltd. severally and not jointly represents and warrants that other than as disclosed in the Company’s Form 20-F and Forms 6-K filed with or furnished to the U.S. Securities and Exchange Commission prior to the date hereof, he has no knowledge of any fact or circumstance or occurrence of any circumstance or event that individually or in the aggregate has had or would reasonably be expected to have a material adverse effect on the business, results of operations, assets or properties of the Company.
Section 3.8 Litigation
There is no Litigation pending against such Seller, or to the knowledge of such Seller, threatened against or affecting such Seller relating to the transactions contemplated hereby.

Section 3.9 Brokers and Finders
No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of such Seller or any of its Affiliates, and no such Person is entitled to any fee or commission from the Buyer or any of its Affiliates, in connection with the transactions contemplated by this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER
As of the date hereof and as of the Closing Date, the Buyer represents and warrants to each Seller as follows:
Section 4.1 Authorization; Binding Effect
The Buyer has full power and authority to execute and deliver this Agreement, to perform fully his, her or its obligations hereunder, and to consummate the transactions contemplated hereby. The Buyer has duly executed and delivered this Agreement. This Agreement constitutes legal, valid and binding obligations of the Buyer enforceable against the Buyer in accordance with its terms.
Section 4.2 Governmental Approvals
The execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby does not require any Governmental Approvals, other than compliance with any applicable requirements of Competition Approval and the Cayman Regulations.
Section 4.3 No Conflicts
The execution, delivery and performance by the Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not conflict with or result in a violation or breach of or default under (with or without the giving of notice or the lapse of time, or both) (i) the certificate of incorporation or by-laws or other organizational documents of the Buyer or (ii) any contract, agreement or other instrument applicable to the Buyer or any of its properties or assets, except, in the case of clause (ii), for violations and defaults that, individually and in the aggregate, have not and will not materially impair or delay the ability of the Buyer to perform its obligations under this Agreement.
Section 4.4 Purchase for Investment
The Buyer is acquiring the Shares for investment and not with a view toward any resale or distribution thereof except in compliance with the Securities Act of 1933, as amended (the "Securities Act”). The Buyer hereby acknowledges that the Shares have not been registered pursuant to the Securities Act and may not be transferred in the absence of such registration or an exemption therefrom, or in a transaction not subject to, the Securities Act.
Section 4.5 Disclosure of Information
The Buyer has received all the information it considers necessary or appropriate for deciding whether to purchase the Shares. The Buyer further represents that it has not relied on any representation or action made or taken by or on behalf of the Sellers, its Affiliates or its Representatives, other than those expressly set forth herein.
Section 4.6 Litigation
There is no Litigation pending against the Buyer, or to the knowledge of the Buyer, threatened against or affecting the Buyer relating to the transactions contemplated hereby.

Section 4.7 Availability of Funds
As of the Closing Date, the Buyer will have sufficient funds available to enable it to consummate the transactions contemplated to be performed by it under this Agreement.
Section 4.8 Brokers and Finders
No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of the Buyer or any of its Affiliates, and no such Person is entitled to any fee or commission from the Sellers or any of their Affiliates in connection with the transactions contemplated by this Agreement.
ARTICLE V
COVENANTS
Section 5.1 Covenants of the Sellers
(a)
Public Announcements Each Seller shall not, and shall not permit any of its respective Affiliates to, make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the Buyer, except as required by Law applicable to such Seller, in which case such Seller shall use its commercially reasonable efforts to provide the Buyer with sufficient time, consistent with such requirements, to review the nature of such requirements and to comment upon such disclosure prior to publication.

(b)	Further Actions
(i)
Each Seller shall use its commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby by the Closing Date.

(ii)
Each Seller shall, as promptly as practicable and solely in respect of itself, file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by any of them pursuant to applicable Law in connection with this Agreement and the consummation of the other transactions contemplated hereby and thereby, including filings pursuant to Competition Approval and the Cayman Regulations.

(iii)
Each Seller shall, as promptly as practicable, use its commercially reasonable efforts to obtain and solely in respect of itself, or cause to be obtained, all Consents (including all Governmental Approvals) necessary to be obtained in order to consummate the transactions contemplated by this Agreement.

(iv)
Each Seller shall, and shall cause their respective Affiliates to, coordinate and cooperate with the Buyer in exchanging such information and supplying such assistance as may be reasonably requested by the Buyer in connection with the filings and other actions of the Buyer contemplated by Section 5.2(b).

(v)
At all times prior to the Closing, each Seller shall notify the Buyer in writing of any condition or occurrence that would or may result in the failure of any of the conditions contained in Sections 6.1 and 6.2 to be satisfied, promptly upon becoming aware of the same.

(vi)
Contemporaneously with the execution and delivery of this Agreement, each Seller (other than Yongfa Solar Power Investment Holding Ltd, Yongliang Solar Power Investment Holding Ltd and Forever-Brightness Investments Limited) shall execute and deliver the Shareholders Agreement, which shall become effective at Closing.

(c)	Acknowledgement Each Seller expressly acknowledges and agrees that:
(i)	it is aware that the Buyer may have had access to material, non-public information regarding the Company; and

(ii)	waives the right to make any factual assertion of detrimental reliance on any non-disclosure of material, non-public information which Buyer may possess.
(d)	Authorization Each Seller hereby authorizes Linklaters to accept service for the Sellers under the German merger control filing made pursuant to Section 39 et seq. GWB.
Section 5.2 Covenants of the Buyer
(a)
Public Announcements The Buyer shall and its respective Affiliates shall be permitted to make a public announcement in respect of this Agreement and the transactions contemplated hereby without the prior consent of any Seller, so long as the Buyer uses its commercially reasonable efforts to provide each Seller with sufficient time, consistent with such requirements, to review the nature of such requirements and to comment upon such disclosure prior to publication, provided that the Buyer may not refer to Citigroup Venture Capital International Growth Partnership, L.P. or its Affiliates in any such announcement without the prior written consent of Citigroup Venture Capital International Growth Partnership, L.P..

(b)	Further Actions
(i)
Buyer shall deposit US$30 million into the account as refundable down payment for the Shares to be sold to the Buyer by Yonghua Solar Power Investment Holding Ltd. by the end of the third (3rd) Business Day subsequent to the date hereof. Yonghua Solar Power Investment Holding Ltd. hereby acknowledges represents and warrants to the Buyer that this amount is a down payment on the Purchase Price for Shares to be sold to the Buyer by it and is fully conditional on Closing taking place, and that if for any reason this Agreement is terminated pursuant to Section 7.1, Yonghua Solar Power Investment Holding Ltd. shall return such money by the end of the third (3rd) Business Day subsequent to the date of termination to an account specified by the Buyer.

(ii)
Buyer shall deposit the applicable Purchase Price for Ordinary Shares or American Depositary Shares, as the case may be, less the amount of refundable down payment deposited pursuant to Section 5.2(b)(i) above, to the Escrow Account by the end of the third (3rd) Business Day subsequent to the date hereof.

(iii)	The Buyer shall use its commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby by the Closing Date.

(iv)
The Buyer shall, as promptly as practicable, file or supply, or cause to be filed or supplied, all applications, notifications and information that are to be filed or supplied by the Buyer pursuant to applicable Law in connection with this Agreement and the consummation of the transactions contemplated hereby and thereby, including filings pursuant to Competition Approval and the Cayman Regulations.

(v)
The Buyer shall coordinate and cooperate with the Sellers in exchanging such information and supplying such assistance as may be reasonably requested by the Sellers in connection with the filings and other actions contemplated by Section 5.1(b). The Buyer shall promptly inform the Sellers of any communication, and any proposed understanding, undertaking or agreement, with any Governmental Authority regarding any filings or other actions contemplated by this Section 5.2(b).

(vi)
At all times prior to the Closing, the Buyer shall notify the Sellers in writing of any condition or occurrence that would be reasonably likely to result in the failure of any of the conditions contained in Sections 6.1 and 6.3 to be satisfied, promptly upon becoming aware of the same.

(vii)	Contemporaneously with the execution and delivery of this Agreement, the Buyer shall execute and deliver the Shareholders Agreement, which shall become effective upon Closing.
ARTICLE VI
CONDITIONS PRECEDENT
Section 6.1 Conditions to Obligations of Each Party
The obligations of the parties to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
(a)
No Injunctions The consummation of the transactions contemplated hereby shall not have been enjoined or prohibited by applicable Law and no proceeding by or before any Governmental Authority challenging such transactions shall have been initiated or threatened.

(b)
Governmental Approvals All Governmental Approvals necessary for the parties to this Agreement to consummate the transactions contemplated hereby shall have been obtained and shall be in full force and effect.

Section 6.2 Conditions to Obligations of the Buyer
The obligations of the Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction (or waiver by the Buyer) on or prior to the Closing Date of the following additional conditions:
(a)
Representations and Warranties The representations and warranties of the Sellers contained in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same effect as though made on such date (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date).

(b)
Covenants Each Seller shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)
Certificate Each of the Sellers shall have delivered to the Buyer a certificate, dated the Closing Date and signed by its duly authorized officer, to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

(d)
Share certificate and Instrument of transfer Each Seller shall have delivered to the Buyer a signed instrument of transfer and the share certificate(s) relating to their Shares prior to or on the Closing Date.

(e)
Shareholders Agreement The Company and each of the Sellers (other than Yongfa Solar Power Investment Holding Ltd, Yongliang Solar Power Investment Holding Ltd and Forever-Brightness Investments Limited) shall have each executed and delivered on the date hereof the Shareholders Agreement, pursuant to which the Buyer will receive board representation, voting and other rights with respect to the Company, and such Shareholders Agreement must not have been terminated pursuant to its terms. The Board of Directors of the Company shall have approved the Shareholders Agreement, and the Buyer and its counsel shall have received copies of all documents and instruments incident thereto, as may be reasonably requested.

(f)	Competition Approval The Buyer shall have received notice that the filing made pursuant to Section 39 et seq. GWB has been approved.
Section 6.3 Conditions to Obligations of the Sellers
The obligation of each of the Sellers to consummate the transactions contemplated hereby shall be subject to the satisfaction (or waiver by such Seller), on or prior to the Closing Date, of the following additional conditions:
(a)
Representations and Warranties The representations and warranties of the Buyer contained in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same effect as though made on such date (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date).

(b)
Covenants The Buyer shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)
Certificate The Buyer shall have delivered to the Sellers a certificate, dated the Closing Date and signed by its duly authorized officer, to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

ARTICLE VII
TERMINATION
Section 7.1 Termination
This Agreement may be terminated at any time prior to the Closing:
(a)
by any of the Sellers or the Buyer by written notice to the other parties if the transactions contemplated hereby shall not have been consummated pursuant hereto by 5:00 p.m. Hong Kong time on January 3, 2008, unless such date shall be extended by the mutual written consent of the Sellers and the Buyer;

(b)
by any of the Sellers or the Buyer by written notice to the other parties if any Governmental Authority shall have issued an Order (which Order the parties hereto shall use their commercially reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such Order shall have been outstanding for thirty (30) days or more;

(c)
by any of the Sellers or the Buyer by written notice to the other parties if any event, fact or condition shall occur or exist that shall have made it impossible to satisfy a condition precedent to the terminating party’s obligations to consummate the transactions contemplated by this Agreement, unless the occurrence or existence of such event, fact or condition shall be due to the failure of the terminating party to perform or comply with any of the agreements, covenants or conditions hereof to be performed or complied with by such party prior to the Closing; or

(d)	by any of the Sellers due to failure by the Buyer to make payments in a timely manner as required by Sections 5.2(b)(i) and (ii)
Section 7.2 Effect of Termination
In the event of the termination of this Agreement pursuant to the provisions of Section 7.1, this Agreement shall become void and have no effect, without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its Affiliates, except as specified in Article 8, Section 5.1(a) and Section 5.2(a) and except for any liability resulting from such party’s breach of this Agreement.

ARTICLE VIII
MISCELLANEOUS
Section 8.1 Expenses
Each of the Sellers and the Buyer shall bear their respective expenses, costs and fees (including attorneys’, auditors’) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the transactions contemplated hereby shall be consummated. Any and all transfer, documentary, sales, use, stamp, registration and other such taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement shall be paid by the Sellers when due. Upon the written request of any Seller, the Buyer shall execute and deliver all instruments and certificates necessary to enable such Seller to comply with the foregoing.
Section 8.2 Additional Agreement
Each of the Buyer, Citigroup Venture Capital International Growth Partnership, L.P. and Citigroup Venture Capital International Co-Investment, L.P., agree with Yonghua Solar Power Investment Holding Ltd., to waive any right to receive additional Shares they might have pursuant to Clause 2.5 of the Share Purchase Agreement dated June 6, 2006 between the Company, Yonghua Solar Power Investment Holding Ltd., Mr. Yonghua Lu and the Investors named therein,
Section 8.3 Notices
Each notice, demand or other communication given or made under this Agreement shall be in writing and delivered or sent to the relevant Party at its address or fax number set out below (or such other address or fax number as the addressee has by five days prior written notice specified to the other Parties). Any notice, demand or other communication so addressed to the relevant Party shall be deemed to have been delivered (a) if delivered in person or by messenger, when proof of delivery is obtained by the delivering Party; (b) if sent by post within the same country, on the third day following posting, and if sent by post to another country, on the fifth day following posting, and (c) if given or made by fax, upon dispatch and the receipt of a transmission report confirming dispatch. The initial address and facsimile for the Parties for the purposes of this Agreement are:
(a)	If to the Shareholders, to the address set forth on Schedule 1 hereto.

(b)	If to Good Energies, to:
Good Energies Investments (Jersey) Limited
9 Hope Street
St. Helier
Jersey, Channel Islands JE2 3NS
Facsimile No.: 44 1534 754 510
Attn: John Hammill
with a courtesy copy to:
Linklaters LLP
Unit 29 Level 25
China World Tower 1
No. 1 Jian Guo Men Wai Avenue
Beijing, PRC
Facsimile No.: +86 (10) 6505-8582
Attn: Paul Chow and Mathew Lewis

Section 8.4 Entire Agreement
This Agreement (including the Schedules hereto) and the Shareholders Agreement (when executed) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.
Section 8.5 Schedules
The disclosure of any matter in the Schedules referenced by a particular Section shall be deemed to be disclosed with respect to any other Section as and to the extent that the relevance of such matter to such other Section is readily apparent on the face of such disclosure.
Section 8.6 Amendment; Waivers
(a)	This Agreement may not be amended, modified or supplemented except by a written instrument executed by each of the Parties.

(b)
No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision. No failure or delay by a Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by a Party of any breach by any other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof. The rights and remedies herein provided shall be cumulative and not exclusive of any rights, powers or remedies provided at law or in equity.

Section 8.7 Severability
If any provision contained in this Agreement shall for any reason be determined to be partially or wholly invalid, illegal or unenforceable by any court of competent jurisdiction, such provision shall be of no force and effect to the extent so determined, but the invalidity, illegality or unenforceability of such provision shall have no effect upon and shall not impair the validity, legality or enforceability of any other provision of this Agreement.
Section 8.8 Counterparts
This Agreement may be signed in any number of counterparts including counterparts transmitted by facsimile, each of which shall be deemed an original with the same effect as if the signatures thereto and hereto were upon the same instrument.
Section 8.9 Binding Effect; Benefit
This Agreement shall inure to the benefit of and be binding upon the Parties and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 8.10 Assignment
No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other Parties.
Section 8.11 No Third Party Beneficiaries
Nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.
Section 8.12 Governing Law; Arbitration
(a)	This Agreement and any disputes, claims or controversies arising from, related to or in connection with this Agreement shall be construed in accordance with the Laws of the State of New York.

(b)
If there is any dispute, claim or controversy arising from, related to or in connection with this Agreement, or the breach, termination or invalidity hereof, the Parties shall first attempt to resolve such dispute, controversy or claim through friendly consultations. If the dispute, claim or controversy is not resolved through friendly consultations within thirty days after a Party has delivered a written notice to another Party requesting the commencement of consultation, then the dispute, claim or controversy shall be finally settled by arbitration conducted by the International Chamber of Commerce (the “ICC”) in accordance with the Arbitration Rules of the ICC then in effect and as may be amended by the rest of this Section 9.11 (the “Rules”). There shall be three (3) arbitrators of whom the plaintiff and the defendant shall each nominate one (1) in accordance with the Rules. The two (2) named arbitrators shall nominate the third arbitrator within thirty (30) days of the nomination of the second arbitrator. If any arbitrator has not been named within the time limits specified in the Rules, such appointment shall be made by the International Court of Arbitration of the ICC upon the written request of either Party within thirty days of such request. The arbitration shall be held and the award shall be rendered in Hong Kong. Each Party shall cooperate in good faith to expedite (to the maximum extent practicable) the conduct of any arbitral proceedings commenced under this Agreement.

(c)
The award shall be final and binding upon the Parties, and shall be the exclusive remedy between the Parties regarding any claims, counterclaims, issues, or accountings presented to the arbitral tribunal. To the fullest extent allowed by applicable Law, each Party hereby waives any right to appeal such award. Judgment upon the award may be entered in any court having jurisdiction thereof, and for purposes of enforcing any arbitral award made hereunder, each Party irrevocably submits to the jurisdiction of any court sitting where any of such Party’s material assets may be found. Any arbitration proceedings, decisions or awards rendered hereunder shall be governed by the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards of June 10, 1958, as amended, and the Parties agree that any award rendered hereunder shall not be deemed a domestic arbitration under the laws of any jurisdiction.

(d)
By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings and the enforcement of any award.

(e)
The costs of the arbitration, as defined in the Rules, shall be allocated between the Parties by the arbitrators and shall be set forth in the arbitral award. Any amounts subject to the dispute, controversy or claim that are ultimately awarded to a Party under this Section 9.11 shall bear interest at the rate of six percent per annum from the earlier of (i) the date of the request for arbitration and (ii) the date such amount would have become due and owing but for the dispute, controversy or claim until the date the arbitral award is paid in full.

Section 8.13 Specific Performance
Each Party hereby acknowledges that the remedies at law of the other Parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any Party, without posting any bond, and in addition to all other remedies that may be available, shall be entitled in accordance with Section 9.11 to seek equitable relief in the form of specific performance, injunctions or any other equitable remedy.
Section 8.14 Waiver of Immunities
Each Party irrevocably waives any right that it has or may hereafter acquire, in any jurisdiction, to claim for itself or its revenues, assets or properties, immunity from service of process, suit, the jurisdiction of any court, an interlocutory order or injunction or the enforcement of the same against its property in such court, attachment prior to judgment, attachment in aid of execution of an arbitral award or judgment (interlocutory or final) or any other legal process.

In Witness Whereof, the parties have duly executed this Agreement as of the date first above written.
GOOD ENERGIES INVESTMENTS (JERSEY) LIMITED

By	/s/ John Hammill

	Name:	JOHN HAMMILL
	Title:	Director

By	/s/ Fintan Kennedy

	Name:	FINTAN KENNEDY
	Title:	Director
YONGHUA SOLAR POWER INVESTMENT HOLDING LTD.

By	/s/ Lu Yonghua

	Name:	LU YONGHUA
	Title:	Signatory
WHF INVESTMENT CO., LTD.

By	/s/ Wang Hanfei

	Name:	WANG HANFEI (Chinese characters)
	Title:	(Chinese characters)

CITIGROUP VENTURE CAPITAL INTERNATIONAL GROWTH PARTNERSHIP, L.P.
By: CITIGROUP VENTURE CAPITAL INTERNATIONAL PARTNERSHIP G.P. LIMITED, as General Partner

By	/s/ Michael Robinson

	Name:	Michael Robinson
	Title:	Alternate Director
CITIGROUP VENTURE CAPITAL INTERNATIONAL CO-INVESTMENT, L.P.
By: CITIGROUP VENTURE CAPITAL INTERNATIONAL PARTNERSHIP G.P. LIMITED, as General Partner

By	/s/ Michael Robinson

	Name:	Michael Robinson
	Title:	Alternate Director
YONGFA SOLAR POWER INVESTMENT HOLDING LTD.

By	/s/ Yu Haijuan

	Name:	Yu Haijuan
	Title:	Signatory
YONGLIANG SOLAR POWER INVESTMENT HOLDING LTD.

By	/s/ Gu Yongliang 2007.12.4 In Japan (Chinese characters)

	Name:	Gu Yongliang
	Title:	Signatory

2007.12.4 In Japan (Chinese characters)

BRILLIANT ORIENT INTERNATIONAL LIMITED

By	/s/ Deng Xihong

	Name:	Xihong Deng
	Title:	Signatory
LC FUND III, L.P.

By	/s/ Zhu Linan

	Name:	Zhu Linan
	Title:	Signatory

Forever-Brightness Investments Limited

By	/s/ Cao Min

	Name:	Mr Cao Min
	Title:	Signatory

December 4, 2007